Exhibit 3(b)

CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS

WITH RESPECT TO THE

NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B

OF

WELLS FARGO & COMPANY

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the “Company”), at a meeting duly convened and held on October 25, 2011, at which a quorum was present and acting throughout:

WHEREAS resolutions were adopted by the Securities Committee of the Board of Directors, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on September 10, 2008, providing for and authorizing the issuance of 17,501 shares of Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”); and

WHEREAS as of October 3, 2011, the Stock Purchase Contract Agreement related to the future sale and purchase of the Series B Preferred Stock was terminated prior to the issuance of the Series B Preferred Stock;

RESOLVED that none of the authorized shares of the Series B Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on September 10, 2008 with the Secretary of State of the State of Delaware with respect to such series.

RESOLVED that the Chairman, the President, any Vice Chairman, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Secretary and any Assistant Secretary, acting singly, are hereby authorized to execute, acknowledge, and file such instruments and documents as they, or any of them, may deem necessary or advisable to eliminate from the Company’s Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations with respect to the Series B Preferred Stock.

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Barbara S. Brett, its Senior Vice President, and attested by Jeannine E. Zahn, its Assistant Secretary, this 29th day of November, 2011.

WELLS FARGO & COMPANY

By	/s/ Barbara S. Brett
Senior Vice President

ATTEST:

/s/ Jeannine E. Zahn
Assistant Secretary

[As filed with the Delaware Secretary of State on November 29, 2011.]